Exhibit 99.1
FOR IMMEDIATE RELEASE
REGENT COMMUNICATIONS ANNOUNCES
COMPLETION OF REORGANIZATION PLAN
CINCINNATI, Ohio — April 27, 2010 — Regent Communications, Inc. (Pink Sheets: RGCIQ.PK) announced today it has completed its reorganization plan and will emerge from the bankruptcy process effective today with new financial flexibility following its initial petition to the Court less than two months ago on March 1, 2010. Regent has successfully completed all conditions of its First Amended Joint Plan of Reorganization of Regent Communications, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code (the “Plan”) previously confirmed by the United States Bankruptcy Court for the District of Delaware on April 12, 2010.
As previously announced and consistent with the Plan, all outstanding shares of the Company’s common stock have been extinguished effective today. As provided in the Plan, the Company expects that stockholders of record as of the close of trading on April 26, 2010 will receive a distribution of $0.13 per share by early-to mid-May.
About Regent Communications
Regent Communications, Inc., is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent Communications, Inc. owns and operates 62 stations located in 13 markets.
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations, as well as the process the Company is undertaking with its reorganization and emergence under Chapter 11 of the U.S. Bankruptcy Court. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact: Anthony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030	Joe LoBello/Chris Plunkett Brainerd Communicators, Inc. 212-986-6667